Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Exhibit 99.1

Release date: July 19, 2012	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR THE
FISCAL 2012 THIRD QUARTER; DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JULY 19, 2012 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended June 30, 2012.

Net income attributable to the Company was $16.3 million for the fiscal 2012 third quarter, compared to $21.9 million for the same quarter a year ago.  Earnings per share for the fiscal 2012 third quarter were $0.58 per share, compared to $0.74 per share for the same quarter a year ago.

On a non-GAAP adjusted basis, earnings for the current quarter were $0.65 per share, compared to $0.76 per share a year ago (a reconciliation of non-GAAP financial information is provided in the table below).  Earnings for the fiscal 2012 third quarter were impacted by costs resulting from the implementation of a new ERP system for the Cemetery Products (formerly Bronze) segment.  Acquisition-related costs and an increase in pension and post-retirement costs (resulting principally from a decline in discount rates) also affected earnings comparability.  In addition, the third quarters of fiscal 2012 and fiscal 2011 each included a favorable income tax adjustment of $0.02 per share related to the closure of certain prior tax periods.

Sales for the fiscal 2012 third quarter were $227.5 million, compared to $231.5 million in the same quarter a year ago.  Sales growth in the Merchandising Solutions, Marking Products and Cremation segments combined with the benefit of recent acquisitions were offset by lower European sales (including the impact of the recent decline in the value of the Euro) and decreases in Cemetery Products and Funeral Home Products (formerly Casket) sales. Changes in foreign currency values (principally the Euro) against the U.S. dollar were estimated to have an unfavorable impact of approximately $8.5 million on the Company’s sales and an unfavorable earnings impact of $0.03 per share for the current quarter, compared to a year ago.

Matthews International Corporation                                                                                    2 of 5                                                                              July 19, 2012

For the nine months ended June 30, 2012, net income attributable to the Company was $42.9 million, compared to $51.7 million for the first nine months of fiscal 2011.  Earnings per share for the first nine months of fiscal 2012 were $1.51 per share, compared to $1.75 per share for the same period a year ago.  On a non-GAAP adjusted basis, earnings for the current year-to-date period were $1.73 per share, compared to $1.85 per share a year ago.

Sales for the nine months ended June 30, 2012 were $670.2 million, compared to $659.0 million for the same period a year ago, representing an increase of 1.7%.  The increase was principally attributable to sales growth in the Company’s Brand Solutions businesses and Cremation segment, which were partially offset by the impact of the decline in the value of the Euro and decreases in Cemetery Products and Funeral Home Products sales.  In addition, the current year included the benefit of recent acquisitions.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of $11.1 million on the Company’s sales and an unfavorable earnings impact of $0.04 per share for the first nine months of the current fiscal year, compared to a year ago.

In the Memorialization group, the Cremation segment reported an increase in operating results compared to a year ago, primarily reflecting higher cremation equipment sales in each of its principal markets.  Sales for the Cemetery Products and Funeral Home Products segments for the current quarter were lower than the same quarter a year ago, principally reflecting a decline in the number of deaths in the United States.  In addition, costs related to the recent ERP implementation for the Cemetery Products segment continued to impact the Company’s operating results.

In the Brand Solutions group, the Merchandising Solutions segment reported higher sales for the current quarter as a result of an increase in sales volume.  Sales and operating profit for the Marking Products segment increased compared to a year ago, reflecting higher equipment sales and the benefit of an acquisition completed in the fiscal 2011 fourth quarter.  The Graphics Imaging segment reported a decline in sales for the fiscal 2012 third quarter, compared to a year ago.  Lower sales in the segment’s European markets were a significant factor in the decline, which was partially offset by the benefit of the acquisition of a Turkish graphics operation (which was completed in July 2011).

In discussing the Company’s quarter and year-to-date results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our earnings for the fiscal 2012 third quarter were unfavorably affected by three significant factors:  the impact of the decline in U.S. deaths on sales of bronze memorial and casket products, a slow-down in our European markets (including the impact of a decline in the value of the Euro), and costs and related inefficiencies in connection with the ERP implementation in our Cemetery Products segment.  Although these challenges were anticipated, the unfavorable impact on earnings was greater than we expected.

Matthews International Corporation                                                                                   3 of 5                                                                              July 19, 2012

“We continued to experience increased demand for the products and services of our Merchandising Solutions and Marking Products businesses during the recent quarter.  In addition, Cremation equipment sales volume improved both domestically and overseas.  However, beginning in our second fiscal quarter, European sales softened for our graphics business, which we consider to be related to the recent economic concerns in the European financial markets.

“In the near-term, we expect the challenges of lower death rates, the European economy and the ERP implementation to continue.  In response, we are planning more aggressive cost reduction programs and plan to accelerate our initiatives to resolve the remaining ERP implementation issues, which are expected to result in additional one-time costs.  Based on the fiscal 2012 year-to-date operating results and our current forecasts, we are projecting adjusted (non-GAAP) earnings per share to be in the range of $2.34 to $2.40 for fiscal 2012.  With respect to our long-term outlook, we fully expect the Company to return to its traditional levels of consolidated performance once we come through these short-term challenges.”

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The Board of Directors of Matthews International Corporation also declared, at its regularly scheduled meeting on Thursday, July 19, 2012, a dividend of $0.09 per share on the Company’s common stock for the quarter ended June 30, 2012.  The dividend is payable August 13, 2012 to stockholders of record July 30, 2012.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                   4 of 5                                                                              July 19, 2012

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Sales	$227,478	$231,511	$670,236	$659,006
Operating Profit	$27,513	$35,081	$71,725	$85,532
Income before Taxes	$24,206	$32,951	$64,825	$80,246
Income Taxes	$(7,821)	$(10,780)	$(21,828)	$(27,433)
Net Income	$16,385	$22,171	$42,997	$52,813
Non-Controlling Interests	$(60)	$(296)	$(129)	$(1,137)
Net Income attributable to Matthews	$16,325	$21,875	$42,868	$51,676
Earnings per Share – Diluted	$0.58	$0.74	$1.51	$1.75

Matthews International Corporation                                                                                   5 of 5                                                                              July 19, 2012

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Earnings per share, as reported	$0.58	$0.74	$1.51	$1.75
Pension and postretirement expense adjustment (1)	0.05	0.04	0.15	0.12
ERP implementation costs	0.02	--	0.04	--
Severance costs	--	--	0.03	--
Acquisition and other related costs	0.02	--	0.02	--
Income tax adjustments	(0.02)	(0.02)	(0.02)	(0.02)
Earnings per share, as adjusted	$0.65	$0.76	$1.73	$1.85

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.